Exhibit 99.1

Important Notice Regarding Restrictions on Insider Trading
During Pension Fund Blackout Periods

May 25, 2004

To:	Executive Officers and Trustees of ProLogis

From:	ProLogis

I. Background

As you may know, on May 18, 2004, the plan administrator of the ProLogis 401(k) Savings Plan and Trust and the ProLogis Trust Non-Qualified Savings Plan (the “Plans”) issued a notice to all participants and beneficiaries under the Plans that the Plans will be changing recordkeepers.

As a result of these changes, participants will not be able to make exchanges or asset allocation changes involving any plan assets, take a loan, or request a distribution for a short period. This period is known as a “blackout period.”

The blackout period is expected to begin on June 23, 2004 and end during the week of July 18, 2004. During these weeks, you can determine whether the blackout period has started or ended by contacting Vanguard at 1-800-523-1188.

II. Rules Restricting Insider Trading During Pension Fund Blackout Periods

SEC Regulations and provisions of the Sarbanes-Oxley Act of 2002 prohibit any trustee or executive officer of ProLogis (the “Company”) from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the Company during a pension plan blackout period that prevents plan participants and beneficiaries from engaging in transactions involving Company equity securities held in their Plan accounts. These prohibitions apply only if the securities acquired or disposed of by you were acquired in connection with your service or employment as a trustee or executive officer.

III. Securities Subject to Trading Prohibition

This trading prohibition applies to any equity security of the Company, which includes ProLogis common shares. SEC Rules define the term “equity security” to include both equity securities and derivative securities relating to an equity security, whether or not issued by the Company. The term “derivative security” has the same meaning as under the rules of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

IV. Transactions Subject to Trading Prohibition

The trading prohibition covers only equity securities that you have acquired in connection with your service or employment as a trustee or executive officer. This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Trustees, and transactions between you and the Company. Securities acquired outside of your service as a trustee or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered.

However, if you hold both covered shares and non-covered shares, any shares that you sell or otherwise transfer during a blackout period will be treated as “acquired in connection with service or employment as a trustee or executive officer” unless you establish that the shares were acquired from another source and this identification is consistent with the treatment of the securities for tax purposes and all other disclosure and reporting requirements.

These trading restrictions apply to indirect, as well as direct, acquisitions and dispositions of equity securities where you have a “pecuniary interest” in the transaction. “Pecuniary interest” has the same meaning as under the Section 16 rules. Accordingly, acquisitions or dispositions of equity securities by family members, partnerships, corporations, limited liability companies and trusts are deemed to be acquisitions or dispositions by you as a trustee or executive officer if you have a pecuniary interest in the equity securities.

Examples of transactions that you may not engage in during the blackout period include:

•	Exercising stock options granted to you in connection with your service as a trustee or executive officer;

•	Selling Company stock that you acquired by exercising options; and

•	Selling Company stock that you originally received as a restricted stock grant.

V. Transactions Exempt from Trading Prohibition

Several categories of transactions that occur automatically, are made pursuant to an advance election or are otherwise outside of your control are exempt from the trading restrictions, including:

•	Acquisitions of equity securities under dividend or interest reinvestment plans;

•	Purchases or sales of equity securities that satisfy the affirmative defense conditions of Exchange Act Rule 10b5-1(c);

•	Purchases or sales of equity securities, other than “discretionary transactions” (as defined under the Section 16 rules) pursuant to certain employee benefit plans;

•	Compensatory grants and awards of equity securities pursuant to programs under which grants and awards occur automatically;

•	Exercises, conversions or terminations of certain derivative securities, which, by their terms, occur only on a fixed date, or are exercised, converted or terminated by a counter-party who is not subject to the influence of the trustee or executive officer;

•	Acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent and distribution;

•	Acquisitions or dispositions of equity securities pursuant to a domestic relations order;

•	Sales or other dispositions of equity securities compelled by the laws or other requirements of an applicable jurisdiction;

•	Acquisitions or dispositions of equity securities in connection with a merger, acquisition, divestiture or similar transaction occurring by operation of law; and

•	Increases or decreases in equity securities holdings resulting from a stock split, stock dividend or pro rata rights distribution.

VI. Penalties

The trading prohibition rules summarized above are complex, and a violation of these rules is a violation of the Exchange Act, subject to possible SEC enforcement action, including criminal and civil penalties. In addition, you can be required to disgorge profits realized by you from a prohibited transaction during a blackout period.

VII. Additional Information

The person designated by ProLogis to respond to inquiries about the Blackout Period is Mr. Edward S. Nekritz, Managing Director and General Counsel, ProLogis, 14100 East 35th Place, Aurora, Colorado 80011, telephone: 1-303-375-9292. During the Blackout Period, a security holder or other interested person may obtain, without charge, the actual beginning and expected ending dates of the Blackout Period by sending an inquiry to Mr. Nekritz.